Exhibit 99.1

VAALCO ENERGY ANNOUNCES

FIRST QUARTER 2015 RESULTS

HOUSTON – MAY 7, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the first quarter of 2015.

First Quarter 2015 highlights:

•

Successfully drilled and completed two development wells on the new Etame platform, offshore Gabon.  First production from the Etame 10-H and Etame 12-H wells occurred in February and April 2015, respectively.

•

Increased offshore Gabon production capacity 30% since the fourth quarter of 2014 with the two new wells which are currently producing a combined total of 4,600 gross barrels of crude oil per day (BOPD) (1,100 BOPD net to the Company).

•	Grew total production to 1,555,600 barrels of crude oil (Bbls) gross (380,000 Bbls net), up 6% compared to 1,370,000 Bbls gross (360,000 Bbls net) in the first quarter of 2014.
•	Confirmed 25 million gross Bbls in place in the Etame 1-V fault block based on successful drilling at the new Etame platform.
•

Mobilized the Transocean “Constellation II” jack up rig to begin development drilling at the new Southeast Etame/North Tchibala (SEENT) platform following completion of initial drilling at the Etame platform.

For the 2015 first quarter, VAALCO reported a net loss of $39.0 million, or $0.67 loss per diluted share, which includes dry hole and non-cash leasehold expense totaling $27.2 million, or $0.47 per diluted share, related to the unsuccessful post-salt Kindele exploration well offshore Angola.  The loss for the quarter includes a non-cash impairment charge of $5.4 million, or $0.09 per diluted share, to write-down VAALCO’s investment in the Etame Marin Block as a result of further declines in forecasted oil prices.  The benefit of increased production in the first quarter from the Company’s Etame field following the successful drilling of two development wells from its new Etame platform was more than offset by lower crude oil prices. In the first quarter of 2014, VAALCO reported a net loss of $7.0 million, or $0.12 per diluted share.

Steve Guidry, Chairman and CEO, commented: “With the two new successful wells at our recently installed Etame Platform, we are well on our way to resuming growth in production offshore Gabon.  The two new wells are performing beyond expectations and are achieving the level of production from the platform that we had anticipated from three producing wells.  Just as importantly, the new wells helped confirm the existence of significant reserves in place in the un-drained lower Gamba sand in the 1-V fault block.  We now look forward to results from additional development wells that will be drilled from the new SEENT platform.  We expect to have results in the second half of June on the first development well at the Southeast Etame field being drilled to the Gamba formation.  We will then drill to the Dentale formation in the North Tchibala area, a new formation not currently producing, but which has been tested by previous successful exploratory and delineation wells.  We look forward to continued production growth through 2015 as these new wells are placed online.”

Guidry continued, “While we were disappointed that our initial well offshore Angola was not successful, we did encounter hydrocarbons higher in the Pinda section and confirmed the existence of thick, well-developed, albeit water-bearing, sands in the target formation.  Our processing of new seismic data over Block 5 is very encouraging and has yielded a number of new pre- and post-salt leads that will provide us with an expanded inventory of exciting new exploratory opportunities for the future.  No additional drilling is planned in Angola until late next year at the earliest, providing ample time to study the seismic data as well as benefit from the reduction in rig rates that the industry downturn has provided.  We are also moving forward with our development projects onshore Gabon and offshore Equatorial Guinea at a more measured pace to give us the opportunity to consider lower cost development alternatives that will yield higher returns on those projects.”

Gabon

In the first quarter of 2015, the Company drilled two new development wells offshore Gabon from the recently installed Etame platform.  The Etame 10-H well was brought on production in the first quarter of 2015 at an initial rate of approximately 3,000 BOPD on a gross basis.  The Etame 10-H well confirmed the presence of an un-drained lower lobe of the Gamba reservoir in this fault block, which is estimated to have approximately 25 million gross Bbls in place. The Company began drilling the Etame 12-H in March 2015 which was subsequently completed early in the second quarter of 2015 and was brought on production in April 2015 at an initial rate of approximately 2,000 BOPD on a gross basis.

After the completion of the Etame 12-H well, the drilling rig currently under contract was moved to begin drilling additional development wells from the recently installed SEENT platform.  The Company began drilling a development well in the Southeast Etame Field in April 2015, and after completion, expects to drill to the North Tchibala field.  The Company drilled a successful exploration well in the Southeast Etame area in 2010 to the Gamba formation which will be developed from the second platform.  An oil discovery was made in the North Tchibala field in the Dentale formation prior to the Company acquiring the lease on the Etame Marin block in 1995.

The Company and its partners are evaluating options for handling oil containing hydrogen sulfide (H2S) that has impacted certain wells in the Ebouri and Etame fields. The extended test of the Etame 8-H well that was drilled from the Etame Platform late last year was performed in the first quarter of 2015 and confirmed the presence of H2S; as a result, the well remains shut-in and is being evaluated for future utility.

To re-establish and maximize production from the impacted areas, additional capital investment will be required, including a processing facility (or facilities) capable of removing H2S, recompletion of the temporarily abandoned wells, and potentially, additional new wells. Considering the substantial fall in oil prices, the Company and its partners are focusing on more cost efficient options for processing (e.g. chemical removal options, construction of smaller facilities on existing structures, or the use of surplus equipment and used structures). It is expected that the project concept will be decided and the timing of the project startup will be known as early as the fourth quarter of 2015 with a goal of re-establishing production from the area impacted by H2S as soon as practical.

Onshore Gabon, VAALCO continues to work with its concession partner and the government of Gabon to obtain approval of a revised production sharing contract for the Mutamba Iroru block.  Once the contract is approved, a plan of development will be submitted.  Costs and design are being re-evaluated to improve returns on the investment contemplated.

Angola

A drilling rig contract was signed in July 2014 for a semi-submersible rig to drill the exploration well on the Kindele prospect, a post-salt objective. The well was drilled in the first quarter of 2015 and while thick, well-developed sands were encountered in the primary objective, the sands were determined to be water-bearing, and the well was plugged and abandoned. However, non-commercial quantities of oil were encountered higher in the Pinda section, thus proving the existence of a working hydrocarbon system.  Accordingly, the Company has expensed $24.5 million related to the Kindele prospect to exploration expense during the three months ended March 31, 2015. Additionally, in the first quarter of 2015, the Company recognized exploration expense of $2.7 million related to a portion of the capitalized leasehold costs for its interests in Angola Block 5 as a result of the unsuccessful well.

The unfavorable results from the Kindele well do not diminish the attractiveness of other post-salt or pre-salt prospects on Block 5.  VAALCO continues to interpret the 3D seismic data that it previously acquired over the block and is pleased with the new post-salt and pre-salt leads that have been identified to date.  No additional exploratory drilling in Angola is expected before late 2016.

Equatorial Guinea

The Company continues to work with GEPetrol, the block operator, on a joint operatorship model and with the Ministry of Mines, Industry and Energy regarding timing and budgeting for development and exploration activities.  Field development options are being re-evaluated to take advantage of lower capital costs for equipment and services resulting from the current industry downturn to improve the economics of the Block P development.

2015 First Quarter Financial Results

Total oil and gas sales for the first quarter of 2015 were $18.2 million, compared to $28.1 million for the same period in 2014.  The decrease in revenue is related to the significant decrease in the realized crude oil sales price per barrel.

Oil Revenues

Gabon

Crude oil revenues for the three months ended March 31, 2015 were $18.1 million, as compared to revenues of $27.7 million for the same period in 2014.  During the first quarter of 2015, VAALCO sold approximately 372,000 net Bbls at an average price of $48.66 per Bbl in Gabon compared to 257,000 Bbls at an average price of $107.97 per Bbl in the first quarter of 2014.

Natural Gas Revenues

United States

Natural gas revenues (including revenues from natural gas liquids) for the three months ended March 31, 2015 were $0.1 million compared to $0.3 million for the comparable period in 2014.  Natural gas sales were approximately 46 million cubic feet (MMcf) at an average price of $2.82 per thousand cubic feet (Mcf) including natural gas liquids for the three months ended March 31, 2015.  For the same period of 2014, natural gas sales were approximately 69 MMcf at an average price of $3.92 per Mcf including natural gas liquids.

Operating Costs and Expenses

Total production expenses (excluding workovers) for the first quarter of 2015 were $9.9 million, or $26.09 per barrel of oil equivalent (BOE), compared to $9.7 million, or $23.98 per BOE, in the first quarter of 2014. In the three months ended March 31, 2015, the Company expensed $1.4 million, or $3.60 per BOE related to capitalized costs for the design of a centralized processing facility to remove H2S from production from impacted wells in the Ebouri and Etame fields as the Company now anticipates implementing a more optimal solution given the dramatic decrease in oil prices.

Exploration expenses were $27.5 million in the first quarter of 2015 compared to $11.3 million in the comparable period in 2014.  As discussed previously, the expense in the first quarter of 2015 related to the unsuccessful Kindele well offshore Angola that was plugged and abandoned.

Depreciation, depletion and amortization (DD&A) expenses were $5.9 million, or $15.62 per BOE in the three months ended March 31, 2015 compared to $4.2 million, or $15.47 per BOE in the three months ended March 31, 2014. The higher DD&A expenses are primarily due to higher sales volumes.

General and administrative expenses for the three months ended March 31, 2015 was $4.9 million as compared to $3.6 million in the three months ended 2014. The increase in general and administrative cost was primarily due to personnel costs and professional support service expenses associated with expanded operations.  General and administrative expense includes $1.7 million and $1.4 million of non-cash compensation expense for March 31, 2015 and March 31, 2014, respectively.

In the three months ended March 31, 2015, the Company recorded an impairment loss of $5.4 million to write down its investment in the Southeast Etame and North Tchibala fields in the Etame Marin Block, offshore Gabon.  The impairment is a result of the further decline in the forecasted oil prices used in the impairment testing and calculation. In the three months ended March 31, 2014, the Company recorded no impairment losses.

Income tax expense for the first quarter of 2015 was $3.4 million compared to $6.1 million for the same period in 2014. Taxes in both periods were all paid in Gabon.  The decrease in tax was primarily related to the decrease in revenue resulting from lower oil prices and to significant capital costs related to the construction of two new platforms and the drilling of new wells from those platforms for the majority of 2015 in the Etame Marin block.  Income taxes paid to the government of Gabon are a function of taxation on the remaining profit oil value after deducting the royalty and the cost oil values.

Capital Investments/Balance Sheet

During the three months ended March 31, 2015, the Company expended $28.1 million in net property and equipment additions, primarily associated with the drilling of development wells from the new Etame platform, offshore Gabon.  The Company’s full year 2015 capital expenditures are expected to be in the range of $65.0 million to $75.0 million to further develop the Etame Marin block offshore Gabon and for its drilling activities to-date in Gabon and Angola.

On March 31, 2015, VAALCO had $63.6 million in cash (including cash held as restricted primarily for future drilling commitments offshore Angola). The Company believes that this cash balance, combined with cash flow from operations, will be more than sufficient to fund the Company’s 2015 operations.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter and results on Friday, May 8, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested parties may participate by dialing 1 (877) 531-2988.  International parties may dial 1 (612) 332-7516.  The confirmation code is 357982.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through June 8, 2015, on the Company’s website and by dialing 1 (800) 475-6701.  International parties may dial 1 (320) 365-3844.  The confirmation code is 357982.

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO’s quarterly report on Form 10-Q for the three months ended March 31, 2015, annual report on Form 10-K for the years ended December 31, 2014, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts

Gregory R. Hullinger	Al Petrie
Chief Financial Officer	Investor Relations Coordinator
713-623-0801	713-543-3422

VAALCO ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and par value amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,552	$69,051
Restricted cash	1,197	1,584
Receivables:
Trade	19,209	19,527
Accounts with partners, net of allowance $7.6 million at March 31, 2015 and December 31, 2014	30,283	10,903
Other, net of allowance of $2.4 million at March 31, 2015 and December 31, 2014	6,089	3,285
Crude oil inventory	1,692	1,905
Materials and supplies	233	286
Prepayments and other	5,854	6,509
Total current assets	111,109	113,050
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	359,105	338,641
Undeveloped acreage	19,412	22,133
Work in progress	17,213	25,157
Equipment and other	11,290	11,907
	407,020	397,838
Accumulated depreciation, depletion and amortization	(300,014)	(289,714)
Net property and equipment	107,006	108,124
Other assets:
Restricted cash	15,830	20,830
Deferred tax asset	1,349	1,349
Deferred finance charge	1,799	1,959
Abandonment funding	3,537	3,537
Total Assets	$240,630	$248,849
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,942	$38,540
Accounts with partners	4,812	-
Total current liabilities	66,754	38,540
Asset retirement obligations	15,290	14,846
Long term debt	15,000	15,000
Total liabilities	97,044	68,386
Commitments and contingencies
VAALCO Energy Inc. shareholders’ equity:
Common stock, $0.10 par value, 100,000,000 authorized shares, 65,823,346 and 65,194,828 shares issued with 7,508,699 and 7,393,714 shares in treasury at March 31, 2015 and December 31, 2014, respectively	6,554	6,519
Additional paid-in capital	67,016	64,351
Retained earnings	107,887	146,892
Less treasury stock, at cost	(37,871)	(37,299)
Total Equity	143,586	180,463
Total Liabilities and Equity	$240,630	$248,849

VAALCO ENERGY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Oil and gas sales	$18,239	$28,071
Operating costs and expenses:
Production expense	9,911	9,650
Exploration expense	27,459	11,323
Depreciation, depletion and amortization	5,935	4,160
General and administrative expense	4,873	3,588
Other, net	280	-
Impairment of proved properties	5,399	-
Total operating costs and expenses	53,857	28,721
Other operating income, net	340	-

Operating income (loss)	(35,278)	(650)
Other income (expense):
Interest income	4	29
Interest expense	(310)	-
Other, net	(56)	(291)
Total other income (expense)	(362)	(262)
Income (loss) before income taxes	(35,640)	(912)
Income tax expense	3,365	6,126
Net income (loss) attributable to VAALCO Energy, Inc.	$(39,005)	$(7,038)

Basic net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$(0.67)	$(0.12)
Diluted net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$(0.67)	$(0.12)
Basic weighted average shares outstanding	57,981	56,860
Diluted weighted average shares outstanding	57,981	56,860

VAALCO ENERGY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(39,005)	$(7,038)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	5,935	4,160
Amortization of debt issuance cost	160	-
Unrealized foreign exchange (gain) loss	-	22
Dry hole costs and impairment loss on unproved leasehold	27,222	10,505
Stock based compensation	1,654	1,417
Gains on disposal of oil and gas properties	(340)	-
Impairment loss	5,399	-
Change in operating assets and liabilities:
Trade receivables	318	16,885
Accounts with partners	(14,568)	(42,192)
Other receivables	(2,774)	(108)
Crude oil inventory	213	(996)
Materials and supplies	53	(304)
Prepayments and other	655	(3,975)
Accounts payable and other liabilities	14,477	(1,918)
Net cash provided by (used in) operating activities	(601)	(23,542)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease/(increase) in restricted cash	5,387	207
Property and equipment expenditures	(28,070)	(24,751)
Proceeds from sales of oil and gas properties	340	-
Net cash used in investing activities	(22,343)	(24,544)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	1,017	-
Debt issuance costs	-	(1,722)
Purchase of treasury stock	(572)	-
Net cash provided by (used in) financing activities	445	(1,722)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(22,499)	(49,808)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	69,051	130,529
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$46,552	$80,721
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$3,403	$9,538
Supplemental disclosure of non- cash investing and financing activities:
Property and equipment additions incurred during the period but not paid at period end	$27,907	$11,304
Receivable from employees for stock option exercise	$29	$-

VAALCO ENERGY, INC. AND SUBSIDIARIES

Other Financial Results

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net oil sales (MBbls)	372	257
Net gas sales (MMCF)	46	69
Net oil and gas sales (MBOE)	379.93	269
Average oil price ($/Bbl)	$48.65	$107.98
Average gas price ($/MCF)	$2.82	$3.95
Average price ($/BOE)	$48.01	$104.36
Production costs, excluding workover costs ($/BOE) *	$26.09	$23.98
DD&A costs ($/BOE)	$15.62	$15.47
General and administrative costs ($/BOE)	$12.83	$13.34
Capital Expenditures (thousands)	$28,070	$24,751
*	The amounts for the three months ended March 31, 2015 includes $3.60/BOE related to the expensed costs for design work on a centralized processing facility.